Exhibit 99.1

Earnings Release – February 24, 2022

CubeSmart Reports 2021 Annual Results

MALVERN, PA -- (Globe Newswire) –February 24, 2022 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and twelve months ended December 31, 2021.

“We closed out a remarkable 2021 with continued execution across all of our strategic growth objectives. Organic growth remained robust and we completed the Storage West acquisition, strategically growing our portfolio across key west coast markets,” commented President and Chief Executive Officer Christopher P. Marr. “We are confident that 2022 will be another excellent year for our industry and our company.”

Key Highlights for the Fourth Quarter

●	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.21.
●	Reported funds from operations (“FFO”) per share, as adjusted, of $0.58.
●	Increased same-store (506 stores) net operating income (“NOI”) 20.6% year over year, driven by 15.8% revenue growth and a 4.2% increase in property operating expenses.
●	Same-store occupancy during the quarter averaged 93.8% and ended the quarter at 93.3%.
●	Closed on the acquisition of LAACO, Ltd., the owner of the Storage West self-storage platform, for approximately $1.7 billion.
●	Closed on five additional property acquisitions totaling $85.8 million.
●	Opened for operation one development property for a total cost of $20.8 million.
●	Closed on the disposition of one operating property for $5.2 million.
●	Completed an equity offering of 15.5 million common shares at a public offering price of $51.00 per share.
●	Issued $1.05 billion of unsecured senior notes.
●	Redeemed $300 million of unsecured senior notes.
●	Increased the quarterly dividend 26.5% to an annualized rate of $1.72 per common share from the previous annualized rate of $1.36 per common share.
●	Added 31 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 651.

Financial Results

Net income attributable to the Company’s common shareholders was $45.3 million for the fourth quarter of 2021, compared with $42.3 million for the fourth quarter of 2020. EPS attributable to the Company’s common shareholders was $0.21 for the fourth quarter of 2021, compared with $0.22 for the same period last year.

Net income attributable to the Company's common shareholders for the year ended December 31, 2021 was $223.5 million, compared with $165.6 million for the year ended December 31, 2020. EPS increased 28.2% to $1.09 for the year ended December 31, 2021 compared with $0.85 for the prior year.

FFO, as adjusted, was $126.4 million for the fourth quarter of 2021, compared with $92.9 million for the fourth quarter of 2020. FFO per share, as adjusted, increased 23.4% to $0.58 for the fourth quarter of 2021, compared with $0.47 for the same period last year.

Fourth Quarter 2021	Page 1

FFO, as adjusted, for the year ended December 31, 2021 was $448.6 million, compared with $339.1 million for the year ended December 31, 2020. FFO per share, as adjusted, increased 22.7% to $2.11 for the year ended December 31, 2021, compared with $1.72 for the year ended December 31, 2020.

Investment Activity

Acquisition Activity

On December 9, 2021, the Company acquired LAACO, Ltd. (“LAACO”), the owner of the Storage West self-storage platform, for approximately $1.7 billion, including the assumption of $40.9 million of LAACO debt that was repaid at closing. Other transaction-related costs, including severance obligations for certain LAACO employees, were contemplated by the Company in determining the net consideration paid in this transaction. With this acquisition, the Company added 57 wholly-owned stores in Arizona (17), California (20), Nevada (13) and Texas (7).

During the three months ended December 31, 2021, the Company acquired five additional wholly-owned stores in Florida (1), Georgia (1), Illinois (1), Nevada (1) and Pennsylvania (1) for $85.8 million. For the full year, the Company acquired 66 stores for $1.8 billion. Subsequent to December 31, 2021, the Company acquired a store in Maryland for $32.0 million.

Disposition Activity

During the three months ended December 31, 2021, the Company sold one store located in Texas for $5.2 million. For the full year, the Company sold five stores for $43.8 million.

Development Activity

The Company has agreements with developers for the construction of self-storage properties in high-barrier-to-entry locations. During the fourth quarter of December 31, 2021, the Company opened for operation one development property located in Massachusetts for a total cost of $20.8 million. For the full year, the Company opened for operation four development properties for a total cost of $95.9 million.

As of December 31, 2021, the Company had three joint venture development properties under construction. The Company anticipates investing a total of $92.3 million related to these projects and had invested $37.8 million of that total as of December 31, 2021. These stores are located in New York (2) and Virginia (1). These properties are expected to open at various times between the first quarter of 2022 and the first quarter of 2023.

Unconsolidated Real Estate Venture Activity

During the fourth quarter of 2021, the Company’s joint venture, HVP V, acquired one property located in New York for $33.1 million. For the full year, HVP V acquired five properties for $143.7 million. Additionally, HVP V has a property located in New Jersey under contract for $35.2 million. This acquisition is expected to close during the first quarter of 2022.

During the fourth quarter of 2021, the Company’s joint venture, HHF, sold seven properties located in Texas for $85.0 million resulting in HHF recognizing a gain on the sale of real estate of approximately $47.0 million.

During the year ended December 31, 2021, the Company’s joint venture, HVP IV, acquired seven properties for $108.6 million.

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As part of the LAACO transaction, the Company also acquired a 50% interest in two separate unconsolidated joint ventures, each of which own one store in California.

Third-Party Management

As of December 31, 2021, the Company’s third-party management program included 651 stores totaling 44.2 million square feet. During the three and twelve months ended December 31, 2021, the Company added 31 stores and 138 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio at December 31, 2021 included 506 stores containing approximately 35.5 million rentable square feet, or approximately 81.4% of the aggregate rentable square feet of the Company’s 607 consolidated stores. These same-store properties represented approximately 87.7% of property NOI for the three months ended December 31, 2021.

Same-store physical occupancy as of December 31, 2021 and 2020 was unchanged at 93.3%. Same-store revenues for the fourth quarter of 2021 increased 15.8% and same-store operating expenses increased 4.2% from the same quarter in 2020. Same-store NOI increased 20.6% from the fourth quarter of 2020 to the fourth quarter of 2021.

For the year ended December 31, 2021, same-store revenues increased 13.1%, same-store operating expenses increased 4.2% and same-store NOI increased 17.2%, as compared with the year ended December 31, 2020.

Operating Results

As of December 31, 2021, the Company’s total consolidated portfolio included 607 stores containing 43.6 million rentable square feet and had physical occupancy of 92.0%.

Revenues increased $43.1 million and property operating expenses increased $7.6 million in the fourth quarter of 2021, as compared to the same period in 2020. Increases in revenues were primarily attributable to increased occupancy and rental rates on our same-store portfolio as well as revenues generated from property acquisitions and recently opened development properties. Increases in property operating expenses were primarily attributable to a $4.2 million increase from the stores acquired or opened in 2020 and 2021 included in our non-same store portfolio as well as increased expenses from same-store properties primarily related to property taxes and advertising.

Interest expense increased from $19.2 million during the three months ended December 31, 2020 to $21.0 million during the three months ended December 31, 2021, an increase of $1.8 million. The increase was attributable to a higher amount of outstanding debt during the 2021 period partially offset by lower interest rates. To fund a portion of the Company’s growth, the average outstanding debt balance increased $0.34 billion to $2.56 billion during the three months ended December 31, 2021 as compared to $2.22 billion during the three months ended December 31, 2020. The weighted average effective interest rate on our outstanding debt for the three months ended December 31, 2021 and 2020 was 3.27% and 3.50%, respectively.

Earnings were also impacted by transaction-related expenses associated with the acquisition of LAACO. LAACO entered into severance agreements with certain employees, including members of their executive team, prior to the acquisition. In accordance with GAAP, and based on the specific details of the arrangements with the employees prior to closing, $14.8 million of these costs are considered post-combination compensation

Fourth Quarter 2021	Page 3

expenses for the three months ended December 31, 2021 and are included in the component of other income (expense) designated as other. The Company expects that an additional $10.3 million in severance costs will be expensed during the six months ended June 30, 2022.

Financing Activity

On November 19, 2021, the Company completed an equity offering of 15.5 million common shares at a public offering price of $51.00 per share, resulting in net proceeds of $765.7 million, after deducting offering costs.

On November 30, 2021, the Company’s operating partnership (the “Operating Partnership”) issued $550 million in aggregate principal amount of unsecured senior notes due December 15, 2028, which bear interest at a rate of 2.250% per annum (the “2028 Notes”) and $500 million in aggregate principal amount of unsecured senior notes due February 15, 2032, which bear interest at a rate of 2.500% per annum (the “2032 Notes”). The 2028 Notes were priced at 99.515% of the principal amount with a yield to maturity of 2.325% and the 2032 Notes were priced at 99.219% of the principal amount with a yield to maturity of 2.587%. Net proceeds from the offering were used to fund a portion of the purchase price for the acquisition of LAACO. The remaining proceeds from the offering were used to redeem $300 million of outstanding 4.375% Senior Notes due 2023 on December 23, 2021 and for working capital and other general corporate purposes.

During the three months ended December 31, 2021, the Company did not sell any common shares of beneficial interest through its at-the-market (“ATM”) equity program. For the full year, the Company sold 5.0 million common shares of beneficial interest through its ATM equity program at an average sales price of $40.57 per share, resulting in net proceeds of $200.0 million, after deducting offering costs. As of December 31, 2021, the Company had 5.9 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On November 2, 2021, the Company declared a quarterly dividend of $0.43 per common share, a 26.5% increase compared to the Company’s previously declared dividend of $0.34 per common share. The dividend was paid on January 18, 2022 to common shareholders of record on January 3, 2022.

2022 Financial Outlook

“The fourth quarter demonstrated the strength of our investment-grade balance sheet and liquidity position as we were able to raise over $1.8 billion of attractively priced debt and equity capital to finance the Storage West acquisition,” commented Chief Financial Officer Tim Martin. “Our initial 2022 guidance ranges reflect the attractive fundamental backdrop, with an expectation that trends continue to gradually normalize throughout the year.”

The Company estimates that its fully diluted earnings per share for the year will be between $0.98 and $1.05, and that its fully diluted FFO per share, as adjusted, for 2022 will be between $2.35 and $2.42. Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance. For 2022, the same-store pool will consist of 523 properties totaling 36.9 million square feet.

Fourth Quarter 2021	Page 4

	Current Ranges for
2022 Full Year Guidance Range Summary	Annual Assumptions
Same-store revenue growth	8.00%	to	10.00%
Same-store expense growth	5.50%	to	7.00%
Same-store NOI growth	9.50%	to	11.50%

Acquisition of consolidated operating properties	$100.0M	to	$300.0M
New development openings	$54.9M		$54.9M
Dispositions	$0.0M	to	$50.0M
Accretion from Storage West transaction	$0.02	to	$0.03
Dilution from properties in lease-up	$(0.05)	to	$(0.06)

Property management fee income	$30.5M	to	$32.5M
General and administrative expenses	$54.0M	to	$56.0M
Interest and loan amortization expense	$99.0M	to	$101.0M
Full year weighted average shares and units	227.1M		227.1M

Earnings per diluted share allocated to common shareholders	$0.98	to	$1.05
Plus: real estate depreciation and amortization	$1.37		$1.37
FFO per diluted share, as adjusted	$2.35	to	$2.42

1st Quarter 2022 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.20	to	$0.22
Plus: real estate depreciation and amortization	0.36		0.36
FFO per diluted share, as adjusted	$0.56	to	$0.58

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, February 25, 2022 to discuss financial results for the three and twelve months ended December 31, 2021.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.cubesmart.com. Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: https://www.incommglobalevents.com/registration/q4inc/9962/cubesmart-fourth-quarter-2021-earnings-call/.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-844-200-6205 for domestic callers, +1-929-526-1599 for international callers, and 1-833-950-0062 for callers in Canada using access code 360363.

After the live webcast, the call will remain available on CubeSmart’s website for 15 days. In addition, a telephonic replay of the call will be available through March 12, 2022. The replay numbers are 1-866-813-9403 for domestic callers, +44-204-525-0658 for international callers, and 1-226-828-7578 for callers in Canada. For callers accessing a telephonic replay, the conference number is 217175.

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Supplemental operating and financial data as of December 31, 2021 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. The Company's self-storage properties are designed to offer affordable, easily accessible and, in most locations, climate-controlled storage space for residential and commercial customers. According to the 2022 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loss on early extinguishment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): equity in earnings of real estate ventures, gains from sales of real estate, net, other income, gains from remeasurement of investments in

Fourth Quarter 2021	Page 6

real estate ventures and interest income. NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

These risks include, but are not limited to, the following:

●	adverse changes in economic conditions in the real estate industry and in the markets in which we own and operate self-storage properties;

●	the effect of competition from existing and new self-storage properties and operators on our ability to maintain or raise occupancy and rental rates;

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●	the failure to execute our business plan;
●	adverse impacts from the COVID-19 pandemic, other pandemics, quarantines and stay at home orders, including the impact on our ability to operate our self-storage properties, the demand for self-storage, rental rates and fees and rent collection levels;

●	reduced availability and increased costs of external sources of capital;

● increases in interest rates and operating costs;

●	financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future debt;

●	increases in interest rates and operating costs;

●	counterparty non-performance related to the use of derivative financial instruments;

●	risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;

●	the failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;

●	increases in taxes, fees and assessments from state and local jurisdictions;

●	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

●	reductions in asset valuations and related impairment charges;

●

cyber security breaches, cyber or ransomware attacks or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships or result in fraudulent payments;

●	changes in real estate, zoning, use and occupancy laws or regulations;

●	risks related to or a consequence of natural disasters or acts of violence, pandemics, active shooters, terrorism, insurrection or war that affect the markets in which we operate;

●	potential environmental and other liabilities;

●	governmental, administrative and executive orders and laws, which could adversely impact our business operations, customer and employee relationships;

●	uninsured or uninsurable losses and the ability to obtain insurance coverage or recovery from insurance against risks and losses;

●	our ability to attract and retain talent in the current labor market;

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●	other factors affecting the real estate industry generally or the self-storage industry in particular; and

●	other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Josh Schutzer

Vice President, Finance

(610) 535-5700

Fourth Quarter 2021	Page 9

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2021	2020
	(unaudited)
ASSETS
Storage properties	$7,183,494	$5,489,754
Less: Accumulated depreciation	(1,085,824)	(983,940)
Storage properties, net (including VIE assets of $149,467 and $119,345, respectively)	6,097,670	4,505,814
Cash and cash equivalents	11,140	3,592
Restricted cash	2,178	2,637
Loan procurement costs, net of amortization	2,322	3,275
Investment in real estate ventures, at equity	119,751	92,071
Assets held for sale	49,313	—
Other assets, net	265,705	170,753
Total assets	$6,548,079	$4,778,142

LIABILITIES AND EQUITY
Unsecured senior notes, net	$2,768,209	$2,030,372
Revolving credit facility	209,900	117,800
Mortgage loans and notes payable, net	167,676	216,504
Lease liabilities - finance leases	65,801	65,599
Accounts payable, accrued expenses and other liabilities	199,985	159,140
Distributions payable	97,417	68,301
Deferred revenue	37,144	29,087
Security deposits	1,065	1,077
Liabilities held for sale	2,502	—
Total liabilities	3,549,699	2,687,880

Noncontrolling interests in the Operating Partnership	108,220	249,414

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 223,917,993 and 197,405,989 shares issued and outstanding at December 31, 2021 and 2020, respectively	2,239	1,974
Additional paid-in capital	4,088,392	2,805,673
Accumulated other comprehensive loss	(570)	(632)
Accumulated deficit	(1,218,498)	(974,799)
Total CubeSmart shareholders’ equity	2,871,563	1,832,216
Noncontrolling interests in subsidiaries	18,597	8,632
Total equity	2,890,160	1,840,848
Total liabilities and equity	$6,548,079	$4,778,142

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	For the year ended December 31,
	2021	2020	2019

REVENUES
Rental income	$707,751	$581,009	$552,404
Other property related income	83,605	70,723	67,558
Property management fee income	31,208	27,445	23,953
Total revenues	822,564	679,177	643,915
OPERATING EXPENSES
Property operating expenses	252,104	223,634	209,739
Depreciation and amortization	232,049	156,573	163,547
General and administrative	47,809	41,423	38,560
Total operating expenses	531,962	421,630	411,846
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(78,448)	(75,890)	(72,525)
Loan procurement amortization expense	(8,168)	(2,674)	(2,819)
Loss on early extinguishment of debt	(20,328)	(18,020)	—
Equity in earnings of real estate ventures	25,275	178	11,122
Gains from sales of real estate, net	32,698	6,710	1,508
Other	(10,818)	(240)	1,416
Total other expense	(59,789)	(89,936)	(61,298)
NET INCOME	230,813	167,611	170,771
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(7,873)	(1,825)	(1,708)
Noncontrolling interest in subsidiaries	542	(165)	54
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$223,482	$165,621	$169,117

Basic earnings per share attributable to common shareholders	$1.10	$0.85	$0.89
Diluted earnings per share attributable to common shareholders	$1.09	$0.85	$0.88

Weighted average basic shares outstanding	203,832	194,147	190,874
Weighted average diluted shares outstanding	205,009	194,943	191,576

Fourth Quarter 2021	Page 11

Same-Store Facility Results (506 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2021	2020	Change	2021	2020	Change

REVENUES
Rental income	$168,244	$144,772	16.2%	$631,410	$557,201	13.3%
Other property related income (1)	6,554	6,231	5.2%	26,399	24,673	7.0%
Total revenues	174,798	151,003	15.8%	657,809	581,874	13.1%

OPERATING EXPENSES
Property taxes (2)	17,261	16,409	5.2%	72,889	69,651	4.6%
Personnel expense	11,990	11,771	1.9%	46,592	47,889	(2.7)%
Advertising	3,425	3,098	10.6%	16,405	13,755	19.3%
Repair and maintenance	2,154	2,151	0.1%	7,531	6,954	8.3%
Utilities	4,038	3,884	4.0%	16,973	17,168	(1.1)%
Property insurance	1,568	1,444	8.6%	6,146	5,272	16.6%
Other expenses	6,473	6,245	3.7%	26,114	24,250	7.7%

Total operating expenses	46,909	45,002	4.2%	192,650	184,939	4.2%

Net operating income (3)	$127,889	$106,001	20.6%	$465,159	$396,935	17.2%

Gross margin	73.2%	70.2%		70.7%	68.2%

Period end occupancy	93.3%	93.3%		93.3%	93.3%

Period average occupancy	93.8%	93.7%		94.7%	92.9%

Total rentable square feet	35,490			35,490

Realized annual rent per occupied square foot (4)	$20.21	$17.41	16.1%	$18.78	$16.91	11.1%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (3)	$127,889	$106,001		$465,159	$396,935
Non same-store net operating income (3)	18,007	5,727		55,790	15,487
Indirect property overhead (1) (5)	12,956	11,611		49,511	43,121
Depreciation and amortization	(68,229)	(37,758)		(232,049)	(156,573)
General and administrative expense	(13,238)	(11,322)		(47,809)	(41,423)
Interest expense on loans	(20,980)	(19,221)		(78,448)	(75,890)
Loan procurement amortization expense	(5,109)	(716)		(8,168)	(2,674)
Loss on early extinguishment of debt	(20,328)	(18,020)		(20,328)	(18,020)
Equity in earnings of real estate ventures	24,123	394		25,275	178
Gains from sales of real estate, net	3,883	6,710		32,698	6,710
Other	(12,411)	(448)		(10,818)	(240)

Net income	$46,563	$42,958		$230,813	$167,611

(1)	Protection plan revenue, which prior to 2021 had been included in our same-store and non same-store portfolio results, is now recorded in indirect property overhead. Prior periods have been adjusted for comparability.
(2)	For comparability purposes, current year amounts related to the expiration of certain real estate tax abatements have been excluded from the same-store portfolio results ($88k and $296k for the three months and year ended December 31, 2021, respectively).
(3)	Net operating income (“NOI”) is a non-GAAP (generally accepted accounting principles) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(4)	Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.
(5)	Includes property management income earned in conjunction with managed properties.

Fourth Quarter 2021	Page 12

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except percentage and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net income attributable to the Company's common shareholders	$45,348	$42,329	$223,482	$165,621

Add (deduct):
Real estate depreciation and amortization:
Real property	66,880	36,835	226,599	152,897
Company's share of unconsolidated real estate ventures	2,349	1,875	8,510	7,430
Gains from sales of real estate, net (1)	(27,366)	(6,710)	(56,181)	(6,710)
Noncontrolling interests in the Operating Partnership	1,407	579	7,873	1,825

FFO attributable to common shareholders and OP unitholders	$88,618	$74,908	$410,283	$321,063

Add (deduct):
Loss on early repayment of debt (2)	20,328	18,020	20,884	18,020
Transition-related expense (3)	14,986	—	14,986	—
Loan forgiveness income (4)	(1,546)	—	(1,546)	—
Bridge loan fee (5)	4,000	—	4,000	—

FFO, as adjusted, attributable to common shareholders and OP unitholders	$126,386	$92,928	$448,607	$339,083

Earnings per share attributable to common shareholders - basic	$0.21	$0.22	$1.10	$0.85
Earnings per share attributable to common shareholders - diluted	$0.21	$0.22	$1.09	$0.85
FFO per share and unit - fully diluted	$0.40	$0.38	$1.93	$1.63
FFO, as adjusted per share and unit - fully diluted	$0.58	$0.47	$2.11	$1.72

Weighted average basic shares outstanding	211,409	195,619	203,832	194,147
Weighted average diluted shares outstanding	212,792	196,596	205,009	194,943
Weighted average diluted shares and units outstanding	219,280	199,339	212,126	197,080

Dividend per common share and unit	$0.43	$0.34	$1.45	$1.33
Payout ratio of FFO, as adjusted	74.1%	72.3%	68.7%	77.3%

(1)	The three months and year ended December 31, 2021 include $23.5 million of gains from sales of real estate, net, that are included in the Company's share of equity in earnings of real estate ventures.

(2)	For the three months and year ended December 31, 2021, $20.0 million relates to a prepayment premium and $0.3 million relates to a write-off of unamortized loan procurement costs associated with the Company's redemption, in full, of its $300.0 million of outstanding 4.380% senior notes due 2023 on December 23, 2021. Additionally, for the year ended December 31, 2021, $0.5 million relates to debt modification costs that are included in the Company's share of equity in earnings of real estate ventures. For the three months and year ended December 31, 2020, $17.6 million relates to a prepayment premium and $0.4 million relates to a write-off of unamortized loan procurement costs associated with the Company’s redemption, in full, of its $250.0 million of outstanding 4.800% senior notes due 2022 on October 30, 2020.

Fourth Quarter 2021	Page 13

(3)	Transaction-related expenses include severance expenses ($14.8 million) and other transaction expenses ($0.2 million). The predecessor company, LAACO, Ltd., entered into severance agreements with certain employees, including members of their executive team, prior to our acquisition of LAACO, Ltd. on December 9, 2021. These costs were known to us and the assumption of the obligation to make these payments post-closing was contemplated in our net consideration paid in the transaction. In accordance with GAAP, and based on the specific details of the arrangements with the employees prior to closing, these costs are considered post-combination compensation expenses. We expect that an additional $10.3 million in severance costs will be expensed during the six months ended June 30, 2022. Transaction-related expenses are included in the component of other (expense) income designated as other.

(4)	The Company assumed a Paycheck Protection Program loan in conjunction with the LAACO transaction. This loan was subsequently forgiven by the Small Business Administration and the associated income is included in the component of other (expense) income designated as other.

(5)	Relates to a nonrefundable commitment fee to obtain bridge financing in the event that the Company's November 2021 senior note offerings were delayed, or could not be executed, in advance of the LAACO transaction. Upon issuance of the senior notes, the bridge financing commitment expired and the fee was fully amortized. The amortization of this fee is included in loan procurement amortization expense.

Fourth Quarter 2021	Page 14